                           SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement     [_] Confidential, for Use of the
                                         Commission Only (as permitted by Rule
                                         14a-6(e)(2))
 [X] Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       CATELLUS DEVELOPMENT CORPORATION
--------------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Certificate)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
  (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
  (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
  (5)  Total fee paid:

--------------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
[_]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
  (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
  (3)  Filing Party:

--------------------------------------------------------------------------------
  (4)  Date Filed:

--------------------------------------------------------------------------------

[LOGO] Catellus Logo
                       CATELLUS DEVELOPMENT CORPORATION
                       201 Mission Street, Second Floor
                        San Francisco, California 94105

Dear Catellus Stockholder:

   I am pleased to invite you to attend the 2002 Annual Meeting of Stockholders of Catellus Development Corporation on Tuesday, April 30, 2002, at 9:00 a.m. We will hold this year's meeting at:

                                 Palace Hotel
                                 Ralston Room
                            2 New Montgomery Street
                           San Francisco, California

   At this meeting, stockholders will be asked to elect eleven directors. Information about the nominees is contained in the Proxy Statement that follows.

   We would appreciate your attendance at the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, it is most important that your shares are represented. We rely upon all stockholders to execute and return their proxies promptly in order to avoid costly proxy solicitation. You may also vote your shares electronically through the Internet or by telephone. This will eliminate the need to return your proxy card. Instructions for Internet and telephone voting are on your proxy card. If you attend the Annual Meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

   I sincerely hope you will be able to attend the Annual Meeting and look forward to seeing you on April 30, 2002.

                                          Sincerely,

                                          /s/ Nelson Rising
                                          Nelson C. Rising
                                          Chairman of the Board and
                                          Chief Executive Officer

March 27, 2002

                       CATELLUS DEVELOPMENT CORPORATION
                       201 Mission Street, Second Floor
                        San Francisco, California 94105

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                April 30, 2002

   Catellus Development Corporation will hold its 2002 Annual Meeting of Stockholders on Tuesday, April 30, 2002, at 9:00 a.m. at the Palace Hotel, Ralston Room, 2 New Montgomery Street, San Francisco, California, for the following purposes:

    (1)  To elect eleven Directors; and

    (2) To transact any other business that is properly brought before the Annual Meeting.

   If you were a stockholder of record at the close of business on March 7, 2002, you are entitled to notice of, and to vote at, the Annual Meeting (including any adjournment of the meeting). For at least ten days before the meeting, we will make a list of our stockholders available at our offices at 201 Mission Street, Second Floor, San Francisco, California. Even if you plan to attend the meeting, we request that you sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Alternatively, you may vote electronically using the Internet or by telephone by following the instructions on the proxy card. If you attend the meeting, you may withdraw your proxy vote and vote in person on any matter properly brought before the meeting.

   Please vote using one of the methods set forth above, so that your shares of stock will be represented at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Dean Myatt
                                          Dean J. Myatt
                                          Secretary

March 27, 2002
San Francisco, California

                       CATELLUS DEVELOPMENT CORPORATION
                       201 Mission Street, Second Floor
                        San Francisco, California 94105

                                PROXY STATEMENT

Information about the 2002 Annual Meeting

   On behalf of our Board of Directors, we are soliciting proxies for use at our 2002 Annual Meeting of Stockholders. This year's meeting will be held on Tuesday, April 30, 2002, at 9:00 a.m., at the Palace Hotel, Ralston Room, 2 New Montgomery Street, San Francisco, California. We are providing this Proxy Statement to you, the stockholders of Catellus Development Corporation ("Catellus" or the "Company"), in connection with our solicitation of proxies.

   If you were a stockholder of record at the close of business on March 7, 2002, you are entitled to notice of, and to vote at, the Annual Meeting. On March 7, 2002, our issued and outstanding voting securities consisted of 86,666,897 shares of common stock. Each share has one vote on any matter properly brought before the meeting (including any adjournment of the meeting).

   If you sign and return the proxy card at or before the meeting, your shares will be voted as you specify on the proxy card. You may also vote electronically via the Internet or by telephone by following the instructions set forth on the proxy card. If you sign and return the proxy card but do not specify a vote, your shares will be voted for each of the Director nominees listed on the proxy card. You may revoke your proxy at any time before the vote at the meeting by giving written notice to our Corporate Secretary at 201 Mission Street, Second Floor, San Francisco, California 94105. You may also revoke your proxy by filing another proxy with a later date or by attending the meeting and voting in person. You may request to receive and view future proxy mailings and other stockholder communications online. For more information, please see the insert included with your proxy materials.

   We must have a quorum at the Annual Meeting to transact any business. This means that a majority of our outstanding shares of common stock must be represented in person or by proxy. If there is a quorum, the eleven nominees who receive the greatest number of "for" votes will be elected as Directors.

   We will appoint an inspector of elections to count the votes cast in person or by proxy at the meeting. If you mark your proxy to abstain from voting on any matter, your shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter. Similarly, if a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining whether there is a quorum but will not be voted (and will not be treated as present and entitled to vote) on that matter.

   We will bear the cost of this proxy solicitation. Brokers and nominees should forward soliciting materials to the beneficial owners of the stock that they hold of record. We will reimburse brokers and nominees for their reasonable forwarding expenses. Our Directors, officers, and regular employees may also solicit proxies in person or by telephone or other means. These individuals will not receive additional compensation for these efforts.

   We are not aware of any matter that will be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the persons named as your proxies will be authorized by the proxy card to vote the shares represented by that proxy card in accordance with their best judgment.

Independent Accountants

   PricewaterhouseCoopers LLP has been selected as our independent accountants by our Board of Directors, upon recommendation by its Audit Committee, and has audited our financial statements for 2001. A representative of PricewaterhouseCoopers will be present at our 2002 Annual Meeting and will be available to answer questions. The representative will have an opportunity to make a statement if he or she desires to do so.

Stockholder Proposals for the 2003 Annual Meeting

   Under our Bylaws, and as permitted by the rules of the Securities and Exchange Commission, a stockholder must follow certain procedures to submit a proposal nominating persons for election as Directors or introducing an item of business at our Annual Meeting of Stockholders. A copy of these procedures, including specific information that must be contained in a notice of proposal, may be obtained by contacting our Corporate Secretary at 201 Mission Street, Second Floor, San Francisco, California 94105.

   If you would like to have your proposal included in our Proxy Statement and form of proxy voting card for presentation at our 2003 Annual Meeting of Stockholders, it must be received by our Corporate Secretary by November 15, 2002. If you would like to introduce your proposal at the 2003 Annual Meeting, we must receive notice of your proposal at least 60 days before the Annual Meeting, or, if a public announcement of the Annual Meeting is not made at least 75 days before the Annual Meeting, no later than 10 days following such public announcement.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   There are eleven nominees for election to our Board of Directors. Each Director is elected annually to serve until our next Annual Meeting and until his or her successor is elected and qualified. Each nominee has indicated a willingness to serve if elected, but if any nominee should become unable to serve before the Annual Meeting, proxies voted for such nominees will be voted for the election of a replacement chosen by the Board of Directors. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected a Director. Set forth below is certain information concerning the nominees, which is based on data furnished by them.

                                                                                                   Year
                                                                                                   First
                                                                                                 Elected a
   Name of Nominee    Business Experience                                                    Age Director
   ---------------    -------------------                                                    --- ---------

Joseph F. Alibrandi     Mr. Alibrandi has served as Chairman and Chief Executive Officer     73    1989
                        of Alibrandi Associates, L.L.C., a money management firm, since
                        2001. From 1985 until his retirement in 1999, Mr. Alibrandi served as Chairman of Whittaker Corporation, a diversified company with business activities in the aerospace and communications field. From
                        1974 to 1994 and from 1996 to 1999, he also served as Chief
                        Executive Officer of Whittaker Corporation. Mr. Alibrandi is
                        currently a director of AeroVironment, Inc. and Provant, Inc.

Stephen F. Bollenbach   Mr. Bollenbach has served as President and Chief Executive Officer   59    1999
                        of Hilton Hotels Corporation since 1996. From 1995 to 1996,
                        Mr. Bollenbach was Executive Vice President and Chief Financial
                        Officer of The Walt Disney Company. From 1993 to 1995, he was
                        President and Chief Executive Officer of Host Marriott Corporation.
                        Mr. Bollenbach is currently Chairman of Park Place Entertainment
                        Corporation, a gaming spin-off from Hilton, and a director of Hilton
                        Group PLC and AOL/Time Warner, Inc.

Daryl J. Carter         Mr. Carter has served as Co-Chairman of Capri Capital, L.P. (or its  46    1995
                        predecessor), a real estate investment management company, since
                        1992.

Richard D. Farman       Mr. Farman has served as Chairman Emeritus of Sempra Energy, an      66    1997
                        energy services holding company, since September 2000. From 1998 to 1999, he served as Chairman and CEO of Sempra Energy. From
                        1993 to 1998, he served as President, Chief Operating Officer, and
                        Director of Pacific Enterprises, an energy services company. From
                        1993 to 1995, he was Chief Executive Officer of Southern California
                        Gas Company, a subsidiary of Pacific Enterprises. Mr. Farman is currently a director of UnionBanCal; KCET, a nonprofit public service television station; and Executive Service Corps of Southern
                        California, a nonprofit organization that provides management consulting to the nonprofit community.

                                                                                                    Year
                                                                                                    First
                                                                                                  Elected a
   Name of Nominee                              Business Experience                           Age Director
   ---------------                              -------------------                           --- ---------

Christine Garvey      Ms. Garvey has served as Global Head of Corporate Real Estate           56    1995
                      Services at Deutsche Bank AG London since May 2001. From
                      December 1999 until April 2001, Ms. Garvey served as Vice
                      President, Worldwide Real Estate and Workplace Resources at Cisco
                      Systems, Inc. From 1997 to 1998, Ms. Garvey served as Group
                      Executive Vice President, Commercial Real Estate Services Group
                      of Bank of America NT&SA. From 1992 to 1997, Ms. Garvey
                      served as Executive Vice President, Corporate Real Estate, Other
                      Real Estate Owned, Sales and Property Management of Bank of
                      America NT&SA. Ms. Garvey is also a director of CenterTrust
                      REIT.

William M. Kahane     Mr. Kahane served as Non-Executive Chairman of our Board of             53    1997
                      Directors from May 1998 until May 2000. He has served as Chief
                      Executive Officer and as a director of Peracon, Inc., an Internet platform that facilitates the purchase and sale of commercial real estate, since April 2000. Mr. Kahane has also served as Chairman of
                      Milestone Partners Limited, a real estate investment banking company, since 1992. From 1981 until 1992, Mr. Kahane was in the investment banking department of Morgan Stanley & Co.

Leslie D. Michelson   Mr. Michelson has served as an investor, advisor and/or director for    51    1997
                      a portfolio of entrepreneurial health care, technology, and real estate companies since August 2001, which includes VivoMetrics, which markets a patented system for monitoring cardiovascular and respiratory function; Vital Living, which develops nutritional supplements for physician distribution; Predict, Inc., which provides an electronic medical record system to physicians and clinical data to pharmaceutical manufacturers; and Chaos Media, which designs advanced media systems for shopping malls. From March 2000 to
                      August 2001, Mr. Michelson served as Chief Executive Officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000,
                      Mr. Michelson served as Managing Director of Saybrook Capital,
                      LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as Chairman and Co-Chief Executive Officer of Protocare, a
                      disease management firm and a manager of clinical trials for the pharmaceutical industry. From 1988 to 1998, Mr. Michelson served as Chairman and Chief Executive Officer of Value Health Sciences,
                      Inc., an applied health services research firm.

Deanna W. Oppenheimer Ms. Oppenheimer has served as President, Banking and Financial          43    2001
                      Services, of Washington Mutual, Inc., a financial services company, since December 1999. Prior to that time, she served as President,
                      Consumer Banking of the company from July 1999 to December
                      1999 and Executive Vice President, Consumer Banking, from 1995 to July 1999. Ms. Oppenheimer is also a trustee and member of the executive committee of the Board of Trustees of the University of
                      Puget Sound.

                                                                                           Year
                                                                                           First
                                                                                         Elected a
Name of Nominee                     Business Experience                              Age Director
---------------                     -------------------                              --- ---------

Nelson C. Rising Mr. Rising has served as Chairman of our Board of Directors and     60    1994
                 Chief Executive Officer since May 2000. From 1994 through May
                 2000, Mr. Rising served as our President and Chief Executive
                 Officer and as a Director. Mr. Rising is also currently Chairman of the Board of Directors of the Federal Reserve Bank of San
                 Francisco; Chairman of The Real Estate Roundtable, a federal public policy advocacy group for the real estate industry; and a member of the Board of Governors of the National Association of Real Estate
                 Investment Trusts (NAREIT).

Thomas M. Steinberg Mr. Steinberg has served as President of Tisch Family Interests since 45  1994
                    1997. In this capacity, he manages and supervises investments for members of the Laurence A. Tisch and Preston R. Tisch families.
                    From 1991 until 1997, he served as Managing Director of Tisch
                    Family Interests. Formerly, he was a Vice President of Goldman
                    Sachs & Co. Mr. Steinberg is currently Chairman of the Board of
                    Directors of Gunther International, Ltd., and a director of Infonxx,
                    Inc., Ableco, and Certco, Inc.

Cora M. Tellez      Ms. Tellez has served as President of the Health Plans Division of    52  2001
                    Health Net, Inc., a managed health care company, since January
                    2001. From 2000 to January 2001, she served as President of the
                    Western Division of Health Net, Inc., and from 1998 to 1999, she served as President and Chief Executive Officer of Health Net of
                    California, a division of Health Net, Inc. From 1997 to 1998,
                    Ms. Tellez served as President and Chairman of Prudential
                    HealthCare Plan of California, Inc., a health care company, and from
                    1994 to 1997, she served as Senior Vice President and Regional
                    Chief Executive of the Bay Region for Blue Shield of California, a
                    health insurance provider. Ms. Tellez is currently a director of
                    California Federal Bank, Golden State Bancorp Inc., and the
                    S.H. Cowell Foundation. She is also a director of the California
                    Business Roundtable, California Chamber of Commerce, Town Hall
                    Los Angeles, Institute for the Future, Holy Names College, and
                    Philippine International Aid.

   The Board of Directors recommends a vote FOR the election of each of the nominees listed above as a Director.

Arrangements Regarding Nominees

   Under the terms of Mr. Rising's employment agreement, the Board of Directors is required to use its best efforts to cause Mr. Rising to continue to be elected as a member of the Board of Directors through December 31, 2006. See "Employment Agreements--Agreement with Mr. Rising."

                        FURTHER INFORMATION CONCERNING
                            THE BOARD OF DIRECTORS

Board of Directors Meetings

   The Board of Directors held five meetings in 2001. Each Director attended at least 75% of the total number of meetings in 2001 of the Board and of the committees of which that Director was a member, except for Ms. Tellez, who joined the Board in May 2001 and attended 5 of 7, or 71%, of the meetings she was entitled to attend. Because of a miscommunication, Ms. Tellez did not attend her first two committee meetings.

Board Committees

   The Board of Directors has established an Audit Committee, a Compensation and Benefits Committee, a Corporate Governance Committee, and a Finance Committee. No member of these committees, other than the Finance Committee, may be an employee of Catellus or any subsidiary. The current membership of each Committee and the number of meetings each Committee held in 2001 are as follows:

                                                        Compensation Corporate
Name of Director                               Audit    and Benefits Governance  Finance
----------------                             ---------  ------------ ---------- ----------
Joseph F. Alibrandi.........................               Member      Member
Stephen F. Bollenbach.......................               Member                Chairman
Daryl J. Carter.............................  Chairman                            Member
Richard D. Farman, Lead Independent Director Ex Officio    Member     Chairman  Ex Officio
Christine Garvey............................                           Member     Member
William M. Kahane...........................   Member     Chairman
Leslie D. Michelson.........................   Member      Member
Deanna W. Oppenheimer.......................                           Member     Member
Nelson C. Rising, Chairman..................                                      Member
Thomas M. Steinberg.........................   Member                             Member
Cora M. Tellez..............................   Member                  Member
Number of Meetings in 2001..................     3*          6           3          3

* Members of the Audit Committee also participated in four quarterly communicative conference calls to review the Company's financial results.

   A copy of the Audit Committee's charter was attached to the Company's 2001 Proxy Statement. Among other things, the Audit Committee:

    . Recommends to the Board the independent accountants that we engage to audit our financial statements.
    . Reviews the results of each audit by our independent accountants and discusses with them any factors, including, without limitation, the provision of any non-audit services, that may affect their independence.
    . Reviews our interim and year-end financial statements with management and our independent accountants.
    . Reviews our general policies and procedures regarding audits, accounting and financial controls, the scope and results of the auditing engagement, and the extent to which we have implemented changes suggested by our independent accountants.

   The Compensation and Benefits Committee:

    . Sets the compensation of the Chief Executive Officer and, based on the recommendations of the Chief Executive Officer, of members of senior management reporting directly to the Chief Executive Officer.
    . Exercises general review authority over compensation levels of all other corporate officers and key management personnel.
    . Reviews annually our compensation practices and salary administration procedures.
    . Reviews and approves changes in existing employment practices and employee benefit programs and approves new programs.
    .  Administers performance award and stock option plans.

   The Corporate Governance Committee:

    . Reviews and recommends changes to documents and practices relating to the governance of the Company, the Board, and its committees.
    . Sets guidelines for governance of the Company and for performance of Directors.
    .  Reviews and recommends Director nominations to the Board.
    . Reviews and recommends committee and committee chairman assignments to the Board.
    . Reviews the performance of the Chairman, Lead Independent Director, and Board.

   The Finance Committee:

    . Reviews and approves financing arrangements and other transactions within a specified size range.
    . Recommends to the Board larger financing arrangements and other transactions.

   The Corporate Governance Committee welcomes your suggestions of potential candidates to fill future vacancies on the Board. You should send your written suggestions to our Corporate Secretary at 201 Mission Street, Second Floor, San Francisco, California 94105. Any suggestions should include detailed biographical and occupational data on the candidate, along with the candidate's written consent to consideration by the Corporate Governance Committee.

Directors' Compensation

   Each Director who is not an employee of Catellus receives an annual retainer of $30,000, a fee of $1,250 for attendance at each meeting of the Board of Directors, a fee of $1,200 for attendance by members of the Audit Committee at each meeting of the Audit Committee, and a fee of $1,000 for attendance at each meeting of any other Board committee of which that Director is a member. In addition, the chairman of each committee receives an annual retainer of $3,000. In addition to the foregoing fees, Mr. Farman, our Lead Independent Director, receives an annual retainer of $100,000 as well as the fees set forth above for each Board committee meeting that he attends as an ex officio member. Directors are also reimbursed for their out-of-pocket expenses for each Board or committee meeting attended.

   Under our 2000 Performance Award Plan, each non-employee Director also receives an automatic grant of an option to purchase 5,000 shares of common stock following each Annual Meeting of Stockholders. The exercise price of each option is the closing stock price on the date of grant. Each option has a ten-year term and becomes exercisable in four equal installments on each of the first four anniversaries of the date of grant. These automatic grants are in lieu of the automatic grants to non-employee Directors under the 1996 Amended and Restated Performance Award Plan.

   In addition, under our 2000 Performance Award Plan, each non-employee Director may irrevocably elect each year to defer any retainers or fees for the following year and receive Director Stock Units in lieu of cash compensation. An election to defer must be made before the beginning of the calendar year in which the retainer or fee would otherwise be earned. The number of Director Stock Units to be credited to a Director is calculated by dividing the amount of the deferred compensation by 90% of the closing price of our common stock on the date of the credit. We credit Director Stock Units on January 1 of each year for any deferred retainers, and they vest on a per diem basis over the course of that year. We credit Director Stock Units on December 31 of each year for any deferred meeting fees, and they vest immediately. If a Director dies or becomes disabled, any unvested Director Stock Units vest immediately. A Director Stock Unit has no voting rights until distributed as common stock. Upon distribution--the timing and manner of which are previously elected by the Director--we issue to the Director one share of our common stock in exchange for each vested Director Stock Unit. No distribution may occur within three years following an election to defer, except in connection with a Director's termination of service.

   The total vested and unvested stock options and Director Stock Units held by non-employee Directors at March 7, 2002, are summarized as follows:

                                    Shares Underlying  Director
              Non-Employee Director   Stock Options   Stock Units
              --------------------- ----------------- -----------
              Joseph F. Alibrandi..       30,000         12,465
              Stephen F. Bollenbach       15,000         11,103
              Daryl J. Carter......       35,000         15,315
              Richard D. Farman....       25,000         12,457
              Christine Garvey.....       35,000          7,995
              William M. Kahane....       25,000         25,430
              Leslie D. Michelson..       25,000          7,913
              Deanna W. Oppenheimer        5,000            925
              Thomas M. Steinberg..       35,000          5,981
              Cora M. Tellez.......        5,000          4,283
                                         -------        -------
                 Total.............      235,000        103,867

Certain Relationships and Related Transactions

   On December 14, 2001, we purchased 10.6 million shares of our common stock from the California Public Employees' Retirement System ("CalPERS") for a total of $183,120,300, or $17.28 per share, representing a negotiated 1% discount to the closing price of our common stock on December 12, 2001. An independent appraiser provided our Board of Directors with a written opinion confirming that the terms and conditions of this transaction were fair, from a financial point of view, to our stockholders other than CalPERS. Immediately prior to the transaction, CalPERS was the beneficial owner of 18,782,276 shares, or approximately 19.3%, of our issued and outstanding common stock. Upon completion of the transaction, CalPERS' beneficial ownership was reduced to 8,182,276 shares, or approximately 9.45%, of our issued and outstanding common stock. CalPERS' remaining shares are freely tradable and may be sold without registration under the Securities Act of 1933. For more information, see "Security Ownership of Certain Beneficial Owners" below.

   Mr. Bollenbach, a Director, is President and Chief Executive Officer of Hilton Hotels Corporation, which is our partner in three Louisiana partnerships and one California partnership. The existence of these partnerships pre-dates both Mr. Bollenbach's tenure as an officer of Hilton Hotels Corporation and his tenure as a member of our Board. Our partnership distributions from these partnerships in 2001 totaled approximately $5.7 million. The four partnerships are as follows:

    . International Rivercenter is a limited partnership that owns the New Orleans Riverside Hilton Hotel. Hilton manages that hotel under a management contract with the partnership. Catellus owns a 25.2% general partnership interest and Hilton owns a 67.4% general partnership interest. The remaining partnership interests are held by unrelated parties.
    . New Orleans Rivercenter is a general partnership that owns an eight-acre parcel of land adjacent to the New Orleans Riverside Hilton Hotel. Catellus and Hilton each own a 38.75% partnership interest. The remaining partnership interest is held by the New Orleans International Hotel, a related limited partnership described below.

    . New Orleans International Hotel is a limited partnership that owns a 22.5% interest in the New Orleans Rivercenter general partnership. Catellus owns a 15.9% limited partnership interest and Hilton owns a 29.5% limited partnership interest. The remaining partnership interests are held by unrelated parties.
    . Pacific Market Investment Company is a general partnership that owns the Embassy Suites Hotel in San Diego, California. Embassy Suites, Inc. manages that hotel under a management agreement with the partnership. Catellus and Embassy Suites, Inc. each own 50% of the partnership. Embassy Suites, Inc. has been a subsidiary of Hilton since November 1999.

   Before April 30, 2001, Ms. Garvey, a Director, was employed as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. On November 1, 2000, we entered into a 34-year ground lease with a subsidiary of Cisco Systems, Inc., Cisco Technology, Inc., for land entitled for up to 3.4 million square feet of development at Pacific Commons, our 8.3 million-square-foot business park under construction in Fremont, California. Cisco Technology, Inc. and one of our subsidiaries also signed a development and construction management agreement pursuant to which our subsidiary agreed to coordinate up to 2.2 million square feet of building construction for Cisco. Cisco has agreed to contribute its pro rata share of the cost of the Pacific Commons infrastructure as it is constructed. In addition, Cisco was granted options to purchase the property, in whole or in part, encumbered by the ground lease. If the purchase options are eventually exercised, the total consideration paid to us by Cisco as a result of these transactions (including prepaid ground lease rent, infrastructure contributions, and development and construction management fees) would be approximately $200 million. In 2001, Cisco paid $104.8 million in ground lease rent, $8.0 million in infrastructure cost contributions, $2.4 million in development fees, and $1.9 million in construction management fees.

   Ms. Oppenheimer, a Director since May 2001, is President of Banking and Financial Services of Washington Mutual, Inc., a financial services company. Washington Mutual Bank, FA, a subsidiary of Washington Mutual, Inc., made a construction loan to us on April 5, 2001, in the principal amount of $9.9 million and payable at an interest rate of 30-day LIBOR plus 2.0%. The balance outstanding on that loan as of March 7, 2002, was $4,632,575. In addition, Washington Mutual, Inc. has merged with Bank United Corp., which made a construction loan to us on September 15, 2000, in the principal amount of $9.75 million, payable at an interest rate of 30-day LIBOR plus 2.5%. The balance outstanding on that loan as of March 7, 2002, was $5,067,693.

   On December 22, 2000, we made an unsecured loan of $1,000,000 to Mr. Rising, Chairman of our Board and Chief Executive Officer, pursuant to the terms of his employment agreement. Principal is payable in three equal installments on the first three anniversaries of the termination of Mr. Rising's employment. The full original amount of this loan remained outstanding as of March 7, 2002. Interest on the unpaid principal at the rate of 5.87% per annum was paid on February 28, 2002, and is payable on each February 28 thereafter until all principal and interest amounts are paid in full.

   In April 1999, we made an interest-free loan of $500,000 to Mr. Beaudin for the purchase or construction of a residence in connection with his relocation to the Denver, Colorado area, pursuant to the terms of his employment agreement. The loan is secured by a junior deed of trust on the residence. Principal is payable in three installments of $166,667 on each of April 6, 2002, April 6, 2003, and April 6, 2004. The full original amount of this loan remained outstanding as of March 7, 2002. In conjunction with the loan, Mr. Beaudin agreed to pledge certain of his stock options in Catellus as additional collateral for the loan, and further agreed not to conduct a cashless exercise of such options until the loan is paid in full. On October 26, 2001, we agreed to allow Mr. Beaudin to conduct a cashless exercise of an option to purchase 50,000 shares of common stock which, unless exercised, would have expired on February 10, 2002, before the scheduled repayment of the loan. In consideration for being permitted to conduct a cashless exercise of the expiring stock options, Mr. Beaudin agreed to sell only as many shares as were necessary to pay the exercise price and applicable taxes. Mr. Beaudin further agreed to hold the remaining shares until such time as the loan is paid in full or he has received advance written clearance from the Company to sell the shares.

   In October 1997, we made an interest-free loan of $400,000 to Ms. Smalley, our former General Counsel, for the purchase of a residence in San Francisco, California. The loan is secured by a deed of trust on the residence. The full amount of principal is payable by December 31, 2003. The full original amount of this loan remained outstanding as of March 7, 2002.

   In the normal course of business, we build buildings for and lease space to businesses similar to those with which some of our Directors are affiliated. We are currently negotiating a four-year lease with Washington Mutual Bank for approximately 32,000 square feet of office space in a building owned by a subsidiary of the Company in Northridge, California. In addition, we have submitted a proposal to Washington Mutual Bank to lease for a ten-year term approximately 50,000 square feet of office space in a building owned by the Company in Coppell, Texas. The Company believes that the proposed terms of each of the foregoing transactions are no less favorable to the Company than the terms obtainable in an arm's-length transaction with an independent third party. We may, in the future, discuss other transactions of these types with businesses with which our Directors are affiliated. Any such transactions will be approved by a majority of the disinterested Directors.

Compensation Committee Interlocks and Insider Participation

   During 2001, Messrs. Alibrandi, Bollenbach, Farman, Kahane, and Michelson served as members of the Compensation and Benefits Committee. None of the members of the Compensation and Benefits Committee was, in 2001, or has ever been, an employee or officer of Catellus. However, Mr. Bollenbach, a Director, is President and Chief Executive Officer of Hilton Hotels Corporation, which is our partner in four partnerships. For more information, see "Certain Relationships and Related Transactions" above.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table provides information about stockholders that beneficially own more than 5% of our common stock, based on documents filed under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

                                                    Shares of
                                                   Common Stock      Percent
 Name and Address                               Beneficially Owned of Class(1)
 ----------------                               ------------------ -----------

 Southeastern Asset Management, Inc............     11,293,532        13.0%
    6410 Poplar, Suite 900
    Memphis, Tennessee 38119

 Harris Associates, L.P........................      9,282,155        10.7%
    Two North LaSalle Street, Suite 500
    Chicago, Illinois 60602

 California Public Employees' Retirement System      8,182,276         9.4%
    Lincoln Plaza, 400 P Street
    Sacramento, California 95814

 Wallace R. Weitz & Company....................      6,289,700         7.3%
    1125 South 103/rd/ Street, Suite 600
    Omaha, Nebraska 68124

 Gabelli Asset Management, Inc.................      5,052,142         5.8%
    One Corporate Center
    Rye, New York 10580

--------
(1) Percentage ownership is calculated using the Company's total issued and outstanding common stock as of March 7, 2002.

Registration Rights Agreement with CalPERS

   In 1989, we signed a Registration Rights Agreement with several large stockholders, including the predecessor in interest of CalPERS. Of those stockholders, only CalPERS remains a stockholder and a party to the agreement. At present, pursuant to an exemption provided by the federal securities laws, CalPERS may freely sell all the shares of our common stock it owns without registration, and we expect this exemption will continue to be available to CalPERS in the future. As a result, CalPERS is not entitled to exercise rights under the Registration Rights Agreement. If for some reason CalPERS could no longer sell its shares without registration, the Registration Rights Agreement would, subject to various conditions and limitations, permit CalPERS to require us to register the sale of CalPERS' shares on up to three occasions and also require us to include its shares in certain registrations initiated by us.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table shows how much of our common stock each Director and named executive officer beneficially owned as of March 7, 2002, and the amount owned by all current Directors and executive officers as a group. Each person has sole voting and investment power over the shares shown unless otherwise indicated.

                                                                      Shares of
                                                                     Common Stock  Percent of
                                                                     Beneficially Common Stock
Beneficial Owner                                                      Owned (1)      Owned
----------------                                                     ------------ ------------
Joseph F. Alibrandi (2).............................................     29,489         *
Stephen F. Bollenbach (3)...........................................     18,603         *
Daryl J. Carter (4).................................................     32,815         *
Richard D. Farman (5)...............................................     28,643         *
Christine Garvey (6)................................................     25,495         *
William M. Kahane (7)...............................................     32,930         *
Leslie D. Michelson (8).............................................     15,413         *
Deanna W. Oppenheimer (9)...........................................      2,175         *
Nelson C. Rising (10)...............................................  2,177,862       2.5%
Thomas M. Steinberg (11)............................................     31,620         *
Cora M. Tellez (12).................................................      7,333         *
Timothy J. Beaudin (13).............................................    617,984         *
C. William Hosler (14)..............................................    264,604         *
Kathleen Smalley (15)...............................................    199,960         *
Jaime L. Gertmenian (16)............................................     24,830         *
Paul A. Lockie (17).................................................     20,000         *
Stephen P. Wallace (18).............................................      8,607         *
All current Directors and executive officers as a group (16 persons)  3,429,796       4.0%

--------
 *   Less than one percent.
 (1) In addition to shares held directly, the number of shares shown as beneficially owned includes (i) shares subject to options that are exercisable within 60 days of March 7, 2002, and (ii) non-voting Director Stock Units, which are described under "Directors' Compensation."
 (2) Includes 12,465 Director Stock Units, 1,850 of which were credited on January 1, 2002 and vest on a per diem basis over the course of the year; 384 shares held in a revocable trust of which Mr. Alibrandi is trustor, trustee, and beneficiary; and 12,500 shares subject to options.
 (3) Includes 11,103 Director Stock Units, 1,850 of which were credited on January 1, 2002 and vest on a per diem basis over the course of the year; and 7,500 shares subject to options.
 (4) Includes 15,315 Director Stock Units, 1,850 of which were credited on January 1, 2002 and vest on a per diem basis over the course of the year; and 17,500 shares subject to options.
 (5) Includes 12,457 Director Stock Units and 7,500 shares subject to options.
 (6) Includes 7,995 Director Stock Units, 462 of which were credited on January 1, 2002 and vest on a per diem basis over the course of the year; and 17,500 shares subject to options.
 (7) Includes 25,430 Director Stock Units, 1,850 of which were credited on January 1, 2002 and vest on a per diem basis over the course of the year; and 7,500 shares subject to options.
 (8) Includes 7,913 Director Stock Units, 925 of which were credited on January 1, 2002 and vest on a per diem basis over the course of the year; and 7,500 shares subject to options.
 (9) Includes 925 Director Stock Units, all of which were credited on January 1, 2002 and vest on a per diem basis over the course of the year; and 1,250 shares subject to options.
(10) Includes 2,050,000 shares subject to options, 35,000 shares held by the Rising Family Foundation, a nonprofit charitable foundation of which Mr. Rising and his wife are the sole directors, and 4,375 shares held by a trust of which Mr. Rising's adult son, Christopher Rising, is trustee. Mr. Rising disclaims beneficial ownership of the shares held by the Rising Family Foundation and the shares held in trust by his son.
(11) Includes 5,981 Director Stock Units, 925 of which were credited on January 1, 2002 and vest on a per diem basis over the course of the year; and 17,500 shares subject to options.
(12) Includes 4,283 Director Stock Units, 1,850 of which were credited on January 1, 2002 and vest on a per diem basis over the course of the year; and 1,250 shares subject to options.
(13) Includes 589,800 shares subject to options.
(14) Includes 261,840 shares subject to options.
(15) Includes 196,316 shares subject to options.
(16) Includes 21,250 shares subject to options.
(17) Includes 20,000 shares subject to options.
(18) Includes 500 shares held by each of Mr. Wallace's two minor children.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the 1934 Securities Exchange Act requires our executive officers, directors, and stockholders who own more than 10% of our stock to file reports of ownership and any changes in ownership with the Securities and Exchange Commission. A report to be filed at the time of Timothy J. Beaudin's election as an executive officer was inadvertently filed three days after the required date. Based on our review of copies of the Section 16(a) reports, and on written statements from our executive officers and Directors, we believe that all other required reports of executive officers and Directors were filed on time in 2001.

                             EMPLOYMENT AGREEMENTS

   Summarized below are the employment agreements or memoranda of understanding with our named executive officers. The Compensation and Benefits Committee may award different or additional compensation from that which is described below. See "Report of the Compensation and Benefits Committee" below.

Employment Agreement with Mr. Rising

   Effective December 24, 2001, Mr. Rising's employment agreement was amended to extend his term of employment for an additional two years to December 31, 2006, and in connection with that extension he was granted an option to purchase 500,000 shares of common stock as described in the table below entitled "Option Grants in 2001." Mr. Rising's agreement provides that he will serve as Chairman and Chief Executive Officer, and that the Board will use its best efforts to cause him to continue to be elected as a member of the Board throughout the term of his employment. His agreement further provides for a minimum base annual salary of $682,500 in 2001, to be increased by 5% in each subsequent year, and, under our compensation program for 2001 approved by the Compensation and Benefits Committee, Mr. Rising is eligible for a bonus of 312.5% of his base salary. For more information regarding our compensation program, see "Report of the Compensation and Benefits Committee" below.

   Pursuant to the terms of Mr. Rising's prior employment agreement, the Company provided him with an unsecured loan of $1,000,000 on December 22, 2000. For more information regarding this loan, see "Certain Relationships and Related Transactions" above.

   Mr. Rising's current employment agreement also provides for a retirement benefit composed of an annual contribution ("Annual Credit") to his account in the Company's Deferred Compensation Plan, to be made after the determination of his bonus for each calendar year, in an amount equal to the present value of an annuity that would pay (i) to Mr. Rising, during his lifetime, an amount equal to 5% of the sum of his average annual salary and bonus earned for the three calendar years completed immediately prior to the date on which the Annual Credit is determined and (ii) to Mr. Rising's wife after his death, for her lifetime, one-half of the annual amount payable to Mr. Rising. In the event that Mr. Rising's employment with the Company terminates by reason of death, disability, constructive discharge (such as reduction in his salary or maximum bonus potential or a failure to elect him a member of the Board), or without cause, the Company will credit Mr. Rising's Deferred Compensation Plan account with an amount equal to the product of the Annual Credit and the number of years between January 1 of the year in which termination occurs and December 31, 2006. The agreement provides that the Annual Credit in any year will not exceed $1,000,000 and the total Annual Credits will not exceed $7,000,000. On January 1, 2002, the Company credited Mr. Rising's Deferred Compensation Plan account with $2,000,000 as a replacement for, and in full satisfaction of, the Company's obligations to provide a retirement benefit under Mr. Rising's prior employment agreement.

   Mr. Rising's employment can be terminated by either party at any time, with or without cause. If Mr. Rising's agreement is terminated for any reason other than for cause or his voluntary resignation, he will receive a pro rata share of that year's target bonus payment. In addition, if we terminate his employment for any reason other than for cause, or in the event of his death, disability, or constructive discharge, Mr. Rising is entitled to receive, over a period of up to 24 months, payments in the aggregate equal to two times his average annual salary and bonus for the three preceding years, and all of his stock options become immediately exercisable.

   If, however, Mr. Rising is constructively discharged or terminated without cause within 12 months after a change of control of the Company, then he will, instead, receive a lump sum payment of three times his average annual salary and bonus for the three preceding years. In addition, all of his stock options will become immediately exercisable. If Mr. Rising incurs an excise tax under
Section 4999 of the Internal Revenue Code (relating to "excess parachute payments") with respect to any payments he receives from the Company and the acceleration of the vesting of his options, and if his "excess parachute payments" are at least 110% of the amount of the parachute payments that he could have received without being subject to any excise tax under Section 4999, we will make a "gross-up" payment to Mr. Rising to make him whole for this excise tax and any income and employment taxes which apply to the gross-up payment.

   For these purposes, a change of control generally includes:

    .  Acquisitions of 25% or more of our voting stock by one person or group;

    . Changes in membership on our Board of Directors such that Directors who are currently on the Board, and those nominated by the then-current Directors, are no longer a majority of the Board;

    . Consummation by our stockholders of any reorganization in which our stockholders before the reorganization do not own at least 50% of the voting stock of Catellus or the surviving entity after the reorganization; or

    . Consummation by our stockholders of any complete liquidation or dissolution of Catellus, or of any sale of substantially all of our assets.

Memorandum of Understanding with Mr. Beaudin

   Mr. Beaudin was elected to the position of Executive Vice President effective as of September 26, 2001. We have a Memorandum of Understanding ("MOU") with Mr. Beaudin that provides for a minimum base salary subject to annual review, as well as an annual target bonus. For 2001, his base salary was $374,554, and, under our compensation program for 2001 approved by the Compensation and Benefits Committee, Mr. Beaudin was eligible for a bonus of 250% of his base salary. For more information regarding our compensation program, see "Report of the Compensation and Benefits Committee" below. In addition, the MOU provides that Mr. Beaudin is entitled to receive a special bonus of $166,667 on each of April 6, 2002, April 6, 2003, and April 6, 2004, if he has (i) remained continuously employed by the Company throughout the period ending on the date the special bonus payment is otherwise due, and (ii) not sold any common stock of the Company on or before the date the special bonus payment is otherwise due, unless that stock was acquired pursuant to the exercise of an option that was scheduled to expire by its terms within one year of the date of exercise.

   Pursuant to the terms of his prior employment agreement, Mr. Beaudin received an interest-free loan from the Company of $500,000 on April 6, 1999. For more information regarding this loan, see "Certain Relationships and Related Transactions" above.

   Mr. Beaudin's employment can be terminated by either party at any time, with or without cause. If we terminate his employment for any reason other than for cause, or in the event of his death or disability, or if he resigns for "good reason" (such as reduction in his salary or reduction in his responsibilities), Mr. Beaudin is entitled to receive, over a 24-month period, payments in the aggregate equal to two times his average annual salary and bonus for the three preceding years, and all of his stock options will become immediately exercisable.

   If, however, Mr. Beaudin is terminated without cause or resigns for "good reason" within 12 months after a change of control, then he will, instead, receive a lump sum payment of three times his average annual salary and bonus for the three preceding years, and all of his stock options will become immediately exercisable. Mr. Beaudin is entitled to receive a "gross-up" payment for any excise tax liability he may incur, on the same terms and conditions as Mr. Rising. A change of control here has the same meaning as in Mr. Rising's employment agreement, described above.

Memorandum of Understanding with Mr. Hosler

   We have a Memorandum of Understanding with Mr. Hosler that provides that he will serve as Senior Vice President and Chief Financial Officer. The MOU provides for a minimum base salary subject to annual review, as well as an annual target bonus. For 2001, his base salary was $272,999, and, under our compensation program for 2001 approved by the Compensation and Benefits Committee, Mr. Hosler was eligible for a bonus of 250% of his base salary. For more information regarding our compensation program, see "Report of the Compensation and Benefits Committee" below. Mr. Hosler is subject to the same termination provisions as are described with respect to Mr. Beaudin's employment agreement, above.

Employment Agreement with Mr. Wallace

   Mr. Wallace resigned from his position as Executive Vice President and Chief Operating Officer of the Company on August 31, 2001. Our employment agreement with Mr. Wallace provided for a minimum base salary subject to annual review, as well as an annual target bonus.

Memorandum of Understanding with Ms. Smalley

   Ms. Smalley resigned from her position as Senior Vice President, Corporate Operations and General Counsel of the Company on June 30, 2001. Our Memorandum of Understanding with Ms. Smalley, which terminated on June 30, 2001, provided for a minimum base salary subject to annual review, as well as an annual target bonus. Also, the MOU provided for an interest-free loan to Ms. Smalley of $400,000 to buy a residence. For more information regarding this loan, see "Certain Relationships and Related Transactions" above.

   Between July 1, 2001 and December 31, 2001, Ms. Smalley was employed in a part-time capacity as Special Counsel to the Company, pursuant to a separate MOU. Under that arrangement, Ms. Smalley received a one-time bonus of $153,564 on or about July 15, 2001, a monthly salary of $12,500, and was eligible for incentive bonuses contingent on the completion of certain transactions.

                            AUDIT COMMITTEE REPORT

   Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee of our Board of Directors shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either Act.

   The Audit Committee of the Catellus Development Corporation ("Company") Board of Directors is composed of five independent Directors and operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is "independent" as defined under the New York Stock Exchange listing standards. The current members of the Audit Committee are Daryl J. Carter (Chairman), William M. Kahane, Leslie D. Michelson, Thomas M. Steinberg, and Cora M. Tellez.

   Management is responsible for internal accounting and financial controls, the financial reporting process, the internal audit function, and compliance with legal and ethics programs. The Company's independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on that audit. The Audit Committee's responsibility is to monitor and oversee these processes and report its findings to the Board. In addition, the Audit Committee recommends to the Board the selection of the independent accountants.

   In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU (S)380) and other relevant auditing standards.

   PricewaterhouseCoopers LLP has also provided to the Audit Committee the written disclosures and letter regarding auditor independence required by the American Institute of Certified Public Accountants, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence from the Company.

   Based on the Audit Committee's discussion with management and PricewaterhouseCoopers LLP and its review of management's representations and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

                                          Audit Committee:
                                          Daryl J. Carter, Chairman
                                          William M. Kahane
                                          Leslie D. Michelson
                                          Thomas M. Steinberg
                                          Cora M. Tellez

                             AUDITOR INDEPENDENCE

Audit Fees

   The aggregate fees billed or expected to be billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2001, and the reviews of the financial statements included in our Forms 10-Q for that fiscal year, are $372,500.

Financial Information Systems Design and Implementation Fees

   PricewaterhouseCoopers LLP did not provide any services related to financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees

   The aggregate fees billed or expected to be billed for services rendered by PricewaterhouseCoopers LLP, other than the services covered in "Audit Fees" above for the fiscal year ended December 31, 2001, are $543,177. These fees were billed for the following services:

          Audits of Subsidiaries, Projects and Joint Ventures $189,460

          Extended Audit Procedures and Internal Audit....... $152,448

          Tax Planning....................................... $112,300

          Tax Return Preparation............................. $ 24,400

          Other.............................................. $ 64,569

Determinations by Audit Committee

   The Audit Committee of the Board has determined that the provision of non-audit services in 2001 was compatible with maintaining the independent accountants' independence. The Audit Committee has also determined that the Company's independent accountants will no longer be used for extended audit procedures, internal audit, or systems design and implementation services. To the extent that the Company requires such services from an external source, they will be obtained from an unrelated professional services organization. In addition, the Audit Committee is currently considering whether other services should be rendered by our independent accountants or an unrelated professional services organization. The Committee is sensitive to the concerns of our stockholders, and does not intend to engage the independent accountants for any service that may be considered to impair, or that would give the appearance of impairing, the independence of the independent accountants.

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

   This report by the Compensation and Benefits Committee ("Compensation Committee") of the Board of Directors of Catellus Development Corporation ("Company") will describe:

    .  The process for setting compensation policy

    . The compensation policy for the executive officers of the Company and certain key executives of its operating subsidiaries who report directly to the Chief Executive Officer

    .  Compensation of the Chairman and Chief Executive Officer for 2001

    .  Certain tax matters

Process for Setting Compensation Policy

   The Compensation Committee, which is composed entirely of independent outside Directors, sets the Company's compensation policies. The Compensation Committee makes all material decisions regarding the compensation of the Chairman and Chief Executive Officer, Nelson C. Rising. Based on the recommendations of Mr. Rising, the Compensation Committee also reviews and approves the compensation of the executive officers of Catellus and certain key executives of the Company's operating subsidiaries who report directly to Mr. Rising ("Senior Executives").

   The Compensation Committee retains a nationally known consulting firm to advise it on the development and implementation of incentive compensation programs and to assess compensation practices of comparable real estate companies. As part of the assessment, the consultant considers a composite of companies that reflects the unusual breadth of the Company's activities within the real estate industry and examines the Company's ability to attract and retain outstanding employees in light of their alternative opportunities. The list of companies considered in this analysis is reevaluated and updated periodically.

   The Compensation Committee integrates the Company's compensation policy with its business plan and goals. The Compensation Committee believes that the Company's compensation program has contributed materially to stockholder value because it has made the compensation of Senior Executives substantially dependent upon the accomplishment of the Company's goals to enhance stockholder value. The Compensation Committee modified the Company's compensation program for 2001, based on the work commissioned from the consultant. The Compensation Committee believes that these modifications improved the program and will further enhance stockholder value. The Compensation Committee expects to make further changes to the compensation program, as needed, to reflect the Company's evolving needs.

Compensation Policy for Senior Executives

   It is the policy of this Compensation Committee to establish specific compensation programs that:

    . Provide a competitive total compensation opportunity, the actual level of which is commensurate with performance, to attract, retain, and motivate highly talented executives.

    . Emphasize achievement of important financial, operational, and strategic objectives.

    . Link compensation to performance by establishing meaningful performance objectives tied to the Company's annual operating plan.

   The compensation program for Senior Executives consists of base salary, cash bonuses, and long-term incentive compensation in the form of stock options, with a significant proportion of the total compensation opportunity being in the form of cash bonuses and long-term incentive compensation. The Compensation Committee believes that performance-based annual cash bonuses and equity-based long-term incentives align the interests of Senior Executives with those of stockholders and enhance value to stockholders. In the view of the Compensation Committee, the program fully satisfied those goals in 2001.

   Base salaries for Senior Executives are determined by evaluating the Senior Executive's responsibilities, experience, and skills, and by reference to the competitive marketplace for executives, including a comparison to base salaries for comparable positions at comparable businesses. Base salaries of Senior Executives typically approximate the median of base salaries of executives with similar responsibilities at comparable businesses, as identified by the consultant. With the addition of cash bonuses, the total cash compensation of the Company's Senior Executives may reach and exceed the 75th percentile, commensurate with performance, compared to total cash compensation at comparable businesses.

   In 2001, the Compensation Committee established for each Senior Executive a set of goals that were required to be met to attain various levels of bonus, up to 312.5% of base salary for Mr. Rising and up to 250% of base salary for other Senior Executives. The actual award amount for each Senior Executive is determined by evaluating the performance of the Senior Executive in comparison to these goals. The most heavily weighted goals for Senior Executives are goals relating to the growth of the Company's earnings before depreciation and deferred taxes (EBDDT) per share, both in actual terms and relative to the performance of peer companies, and planned growth of EBDDT per share for the coming year, as approved by the Board. A significant portion of the Senior Executives' compensation, therefore, is tied to objective financial indicators.

   Consistent with the provisions of the 2000 Performance Award Plan ("Plan"), the Company makes periodic grants of stock options to executives, senior managers, and other key employees. In 2000, the Company made grants of stock options to several Senior Executives designed to cover three years of long-term incentives, and a grant to Mr. Rising designed to cover five years of long-term incentives.

Compensation of the Chairman and Chief Executive Officer for 2001

   In accordance with his employment agreement and the bonus plan for Senior Executives adopted in 2001, Mr. Rising received a base salary of $682,500 in 2001 and was eligible for a maximum bonus of 312.5% of his base salary. For 2001, the Compensation Committee awarded Mr. Rising a cash bonus of $1,920,000, which represents 90% of his maximum bonus potential. This bonus award was made in recognition of his effective leadership, as demonstrated by:

    . The outstanding results of the Company's operations in 2001, with earnings before depreciation and deferred taxes at $1.78 per share, representing an increase of 22% over 2000.

    .  An increase of 12% in net operating income from 2000 to 2001.

    . The recruiting, motivation, and retention of an exceptional management team.

    . The accumulation and retention of sufficient cash to invest $372.4 million in the repurchase of 21.6 million shares of the Company's common stock in 2001, thereby positioning the Company for growth in per share earnings.

    . 6.5 million square feet of commercial projects under construction scheduled for completion in 2002.

    .  Successfully managing the Company during challenging economic times.

    . Positioning Catellus for future growth through strategic property acquisitions and financing strategies, the entitlement of the Company's existing properties, and the accumulation of a sales backlog totaling $108.2 million.

    . The Company's strong financial position at year-end, including cash liquidity of $230 million.

    .  Achieving a return on equity of 15.7% in 2001.

   On December 24, 2001, the Compensation Committee approved an amendment to Mr. Rising's employment agreement that extends his term of employment from December 31, 2004 to December 31, 2006. For more information, see "Employment Agreement With Mr. Rising" above. In recognition of Mr. Rising's commitment to two additional years of service to the Company, he was granted an option to purchase 500,000 shares of common stock. Fifty percent of the option will vest on December 31, 2005, and the remaining 50% will vest on December 31, 2006. This option is in addition to the option to purchase 1,000,000 shares of common stock that the Compensation Committee awarded Mr. Rising in 2000, which was designed to cover long-term incentive grants for the five-year period 2000 through 2004.

Certain Tax Matters

   U.S. tax law limits the deductibility for federal income tax purposes of certain compensation paid to the Chief Executive Officer or any of the four other most highly compensated executive officers. The Company intends to structure the compensation program to maximize the deductibility of compensation to the extent feasible, consistent with the goals for its executive compensation programs.

                                          Compensation and Benefits Committee:
                                          William M. Kahane, Chairman
                                          Joseph F. Alibrandi
                                          Stephen F. Bollenbach
                                          Richard D. Farman
                                          Leslie D. Michelson

                      COMPENSATION OF EXECUTIVE OFFICERS

                          Summary Compensation Table

                                                                             Securities
                                                                Other Annual Underlying  All Other
                                             Annual   Annual    Compensation   Option   Compensation
Name and Principal Position            Year  Salary  Bonus (1)      (2)        Awards       (3)
---------------------------            ---- -------- ---------- ------------ ---------- ------------
Nelson C. Rising...................... 2001 $682,512 $1,920,000        --      500,000    $60,634(4)
   Chairman and Chief                  2000  650,000  1,491,750        --    1,000,000     60,234(4)
   Executive Officer                   1999  481,572    811,906        --           --     59,983(4)

Timothy J. Beaudin.................... 2001  374,554    841,500   $12,930           --      8,664
   Executive Vice President (5)        2000  325,000    737,754    13,972      300,000      8,264
                                       1999  260,000    450,060    23,786           --      8,013

Stephen P. Wallace.................... 2001  321,497    412,275        --           --      7,929
   Executive Vice President and        2000  454,999  1,021,475     3,422      420,000      8,264
   Chief Operating Officer (6)         1999  299,256    524,247     6,148           --      8,013

C. William Hosler..................... 2001  272,999    484,575        --           --      8,664
   Senior Vice President and           2000  260,000    507,003        --      240,000      8,264
   Chief Financial Officer             1999  118,433    125,000        --      300,000         --

Kathleen Smalley...................... 2001  229,746    228,564        --           --      8,664
   Senior Vice President, Corporate    2000  292,505    606,943        --      270,000      8,264
   Operations and General Counsel (7)  1999  231,000    419,600        --           --      8,013

Paul A. Lockie........................ 2001  172,917     90,000       331       10,000      8,664
   Vice President and Controller       2000  148,750     75,000       309       40,000      8,239
                                       1999  134,167     60,800       597           --      7,696

Jaime L. Gertmenian................... 2001  146,417    102,900        --       10,000      8,664
   Vice President, Human               2000  139,333    106,400        --       20,000      8,050
   Resources and Administration        1999  130,999    103,000        --           --      7,633

--------
(1) Unless otherwise noted, the amount for any year represents the amount earned in that year, whether or not paid in a subsequent year.
(2) Perquisites did not, in the aggregate, exceed the lesser of $50,000 or 10% of the total of salary and bonus for each named executive. The amounts listed represent plan earnings in 2001 in excess of 120% of the applicable federal rate on amounts deferred by the named executive into the Declared Rate subaccount under the Company's Deferred Compensation Program (as described below). Each of the named executives is eligible to participate in a non-qualified, unfunded deferred compensation program (the "Deferred Compensation Program"). Under this program, an executive may elect to defer a portion of his or her base salary, and a portion or all of his or her bonus. Amounts deferred are credited to a bookkeeping account for the executive, together with the investment returns or losses ("Earnings") that would have accrued to the account if it were invested in various investment options selected by the executive. An executive who retires at age 591/2 or who has more than ten years of service will be vested in an additional 25% of positive Earnings. Amounts deferred under the program into the Declared Rate subaccount are credited with a rate based on the ten-year treasury note (rate is enhanced after age 591/2 or ten years of service). Amounts deferred into the other subaccounts in the Deferred Compensation Program are subject to fluctuations in value, depending on the performance of the simulated financial investments selected by the executive.
(3) Unless otherwise noted, the amounts listed represent the amount of our contributions to the executives' Profit Sharing & Savings Plan and Trust.
(4) Includes life insurance premiums of $51,970.
(5) Mr. Beaudin was elected as Executive Vice President on September 26, 2001.
(6) Mr. Wallace resigned from his position as Executive Vice President and Chief Operating Officer on August 31, 2001.

(7) Ms. Smalley resigned from her full-time position as Senior Vice President-Corporate Operations and General Counsel on June 30, 2001. From July 1, 2001 to December 31, 2001, she served as Special Counsel in a part-time capacity. Her compensation data for 2001 includes compensation earned in both her full-time and part-time capacities.

                             Option Grants in 2001

                                Percent of
                    Number of     Total
                    Securities   Options   Per Share
                    Underlying  Granted to Exercise
                     Options    Employees   or Base  Expiration
Name                 Granted     in 2001     Price      Date        5%         10%
----                ----------  ---------- --------- ---------- ---------- -----------
Nelson C. Rising...  500,000(2)   50.00%    $18.13    12/24/11  $5,700,930 $14,447,275
Jaime L. Gertmenian   10,000(3)    1.00%     17.41    12/11/11     109,491     277,471
Paul A. Lockie.....   10,000(3)    1.00%     17.41    12/11/11     109,491     277,471

--------
(1) The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. We do not endorse the accuracy of this model, or any other model, for valuing options. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions, and the option holders' continued employment through the vesting period. The potential realizable value calculation assumes that the option holder waits until the end of the option term to exercise the entire option. This table does not take into account any actual change in the price of our common stock from the date of grant to the current date. If the market price of our common stock does not appreciate over the option term, no value will be realized from the option grants made to the named officers.
(2) This option vests in two equal installments on December 31, 2005 and December 31, 2006. Vesting accelerates upon termination of employment by reason of death, disability, termination without cause, or constructive termination.
(3) This option vests in four equal annual installments on December 11 of 2002, 2003, 2004 and 2005, respectively.

                        Aggregated Option Exercises and
                        Fiscal Year-End Option Holdings

                                                 Number of Unexercised   Value of Unexercised In-the-
                                                      Options at               Money Options at
                                                   December 31, 2001         December 31, 2001(1)
                                               ------------------------- ----------------------------
                         Shares
                        Acquired     Value
         Name          on Exercise  Realized   Exercisable Unexercisable  Exercisable   Unexercisable
         ----          ----------- ----------- ----------- ------------- -----------    -------------
Nelson C. Rising (2)..    350,000  $ 3,789,900  2,050,000    1,100,000   $18,003,750     $3,075,000
Timothy J. Beaudin (2)     50,000      567,500    519,900      230,100     4,807,510      1,127,490
Stephen P. Wallace (3)  1,097,860   10,073,145          0            0             0              0
C. William Hosler.....          0            0    205,920      334,080       634,008      1,261,992
Kathleen Smalley (3)..    180,540      819,210    196,316            0        77,803              0
Jaime L. Gertmenian...     13,881      160,716     16,250       28,750        65,562         97,087
Paul A. Lockie........     35,000      318,850     10,000       40,000        49,000        156,900

--------
(1) Calculated as the product of (i) the difference between the exercise price of the options granted and the fair market value of such options on December 31, 2001, and (ii) the number of options granted.
(2) The options exercised by Mr. Rising and Mr. Beaudin would otherwise have expired by their terms.
(3) Mr. Wallace and Ms. Smalley exercised options in connection with their respective resignations from the Company.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS

   The following table compares the five-year return on a $100 investment in our common stock with the return on a similar investment in the Standard & Poor's MidCap 400 Stock Index and the NAREIT Total Return Equity Index, assuming reinvestment of dividends.




[GRAPH APPEARS HERE]

Total Return Analysis

                                 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                                 -------- -------- -------- -------- -------- --------
Catellus Development Corporation   $100     $176     $126     $113     $154     $162
NAREIT Total Return Equity Index   $100     $120     $ 99     $ 95     $120     $136
S&P MidCap 400 Stock Index......   $100     $132     $157     $180     $212     $211

Additional Information

   Our principal executive offices are located at 201 Mission Street, Second Floor, San Francisco, California 94105, and our main telephone number is (415) 974-4500. This Proxy Statement, along with the Notice of Annual Meeting of Stockholders, a proxy card, and our 2001 Annual Report to Stockholders, are being mailed to you on or about March 27, 2002. The 2001 Annual Report to Stockholders includes our audited consolidated financial statements. You may also obtain, without charge, a copy of our 2001 Annual Report on Form 10-K (a form filed with the Securities and Exchange Commission) by sending a written request to our Investor Relations Department at our address above. The Company's Form 10-K may also be viewed on the Internet by accessing our website at www.catellus.com.

                                          By order of the Board of Directors,

                                          /s/ Dean Myatt
                                          Dean J. Myatt
                                          Secretary

March 27, 2002

[LOGO]                                    VOTE BY INTERNET - www.proxyvote.com
CATELLUS                                                     -----------------
CATELLUS DEVELOPMENT CORPORATION          Use the Internet to transmit your
201 MISSION STREET 2/nd/ FLOOR            voting instructions and for electronic
SAN FRANCISCO, CA 94105                   delivery of information up until 11:59
                                          P.M. Eastern Time the day before the
                                          cut-off date or meeting date.  Have
                                          your proxy card in hand when you
                                          access the web site.  You will be
                                          prompted to enter your 12-digit
                                          Control Number which is located below
                                          to obtain your records and to create
                                          an electronic voting instruction form.

                                          VOTE BY PHONE - 1-800-690-6903
                                          Use any touch-tone telephone to
                                          transmit your voting instructions
                                          up until 11:59 P.M. Eastern Time the
                                          day before the cut-off date or meeting
                                          date.  Have your proxy card in hand
                                          when you call.  You will be prompted
                                          to enter your 12-digit Control Number
                                          which is located below and then follow
                                          the simple instructions the Vote Voice
                                          provides you.

                                          VOTE BY MAIL -
                                          Mark, sign, and date your proxy card
                                          and return it in the postage-paid
                                          envelope we have provided or return it
                                          to Catellus Development Corporation,
                                          c/o ADP, 51 Mercedes Way, Edgewood, NY
                                          11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                                                   CDPRX              KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     DETACH AND RETURN THIS PORTION ONLY
                             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
------------------------------------------------------------------------------------------------------------------------------------
CATELLUS DEVELOPMENT CORPORATION

       This proxy will be voted as directed.  In the absence of                                                            ---------
       contrary directions, this proxy will be voted FOR the election of the directors listed below.
                                                                    For Withhold For All    To withhold authority to vote, mark "For
                                                                    All    All    Except    All Except" and write the nominee's
                                                                                            number on the line below.

1. ELECTION OF DIRECTORS:                                           [_]  [_]   [_]          ----------------------------------------

   01) Joseph F. Alibrandi
   02) Stephen F. Bollenbach
   03) Daryl J. Carter
   04) Richard D. Farman
   05) Christine Garvey
   06) William M. Kahane
   07) Leslie D. Michelson
   08) Deanna W. Oppenheimer
   09) Nelson C. Rising
   10) Thomas M. Steinberg
   11) Cora M. Tellez

2. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

   Your signature below should correspond exactly with the name appearing on the certificate evidencing your Common Stock.  If more than one name appears, all should sign.  Joint owners should each sign personally.


                If you plan on attending the meeting, please
                check box to the right.                         [_]


   -----------------------------------------------                        --------------------------------------------------

   -----------------------------------------------                        --------------------------------------------------
   Signature [PLEASE SIGN WITHIN BOX]    Date                             Additional Signature (for Joint Owners)    Date

--------------------------------------------------------------------------------


PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        CATELLUS DEVELOPMENT CORPORATION
       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 30, 2002


     The undersigned hereby appoints Nelson C. Rising, Timothy J. Beaudin and Vanessa L. Washington, or any of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CATELLUS DEVELOPMENT CORPORATION to be held at the PALACE HOTEL, Ralston Room, 2 New Montgomery Street, San Francisco, California, on April 30, 2002, at 9:00 A.M. (California time), and any adjournment thereof, and to vote the number of shares of Common Stock, as indicated on the reverse side, that the undersigned would be entitled to vote if personally present.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

      (Continues, and to be marked, dated and signed, on the reverse side)


--------------------------------------------------------------------------------